Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268337 on Form S-8 of our report dated March 29, 2023, relating to the consolidated financial statements of ID Experts Holdings, Inc. and subsidiary appearing in ZeroFox Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 29, 2023